UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



                             FORM 8-K

                           CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported): December 14, 1994

                         GENERAL MILLS, INC.

       (Exact name of registrant as specified in its charter)



     Delaware                    1-1185                     41-0274440
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)


Number One General Mills Boulevard
(Mail:  P.O. Box 1113)
Minneapolis, Minnesota   55440
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (612) 540-2311





Item 5.  Other Events.

        General Mills, Inc. ("General Mills" or the "Company") announced on December 14, 1994 that it is planning to separate into two independent public corporations, one for Consumer Foods and one for Restaurants. General Mills, Inc. will be the consumer foods company. The Restaurant company (to be named) will be the world's largest full-service restaurant organization. It is planned that General Mills' shareholders will receive one share in the Restaurant company for each share of General Mills common stock owned. It is also planned that the Restaurant company will be listed on the New
York Stock Exchange, as is General Mills. It is expected that the two companies will become separate entities approximately June 1,
1995, subject to final approval of the General Mills Board of Directors. All issued debt of the Company shall remain obligations of General Mills, Inc.

        The board elected Stephen W. Sanger (age 48) as President and Chief Eexeutive Officer of the food operation and Joe R. Lee (53) as President and Chief Executive Officer of the restaurant operation effective December 14, 1994. It is planned that they each will be elected Chairman and Chief Executive Officer of their respective corporations upon completion of this transaction, at which time Bruce Atwater will retire as Chairman and Chief Executive Officer of General Mills, Inc.

        Attached hereto as Exhibit 20 is the press release issued by the Company on December 14, 1994, which is incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

       (c) Exhibits.

          (20)  Press Release of General Mills, Inc. dated December 14, 1994.



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GENERAL MILLS, INC.



                                  By:  /s/ Siri S. Marshall
                                       Siri S. Marshall
                                       Senior Vice President, General
                                         Counsel and Secretary



                                  Dated:  December 16, 1994